SECOND AMENDMENT TO
NOVATED DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) novated as of September 30, 2021, by and between and Series Portfolios Trust (“Trust”) and Quasar Distributors, LLC (“Distributor”), as amended, is entered into as of October 26, 2023, (the “Effective Date”).

WHEREAS, Trust and Foreside (“Parties”) desire to amend Exhibit A of the Agreement to reflect the addition of a new series of the Trust; and

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SERIES PORTFOLIOS TRUST on behalf of the Funds listed on Exhibit A		QUASAR DISTRIBUTORS, LLC
By:	/s/ Ryan L. Roell	By:	/s/ Teresa Cowan
Name:	Ryan L Roell, President	Name:	Teresa Cowan, President

EXHIBIT A

Fund Names

HW Opportunities MP Fund
Geneva SMID Cap Growth Fund
Oakhurst Strategic Defined Risk Fund
Verity U.S. Treasury Fund